Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES APRIL CASH DISTRIBUTION
          DALLAS, Texas, April 18, 2006 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.095194 per unit, payable on May 12, 2006, to unit holders of record on April 28, 2006.
          This month’s distribution decreased from the previous month due primarily to a decrease in oil and gas production in Waddell Ranch, oil production in the Texas Royalty properties, lower oil and gas prices, and increased capital costs. This would primarily reflect production for the month of February, which had only 28 days. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
          Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 55,556 bbls and 203,488 mcf. The average price for oil was $55.71 per bbl and for gas was $7.62 per mcf. Capital expenditures were approximately $1,434,369. The numbers provided reflect what was net to the Trust.
For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877 .228.5085